Exhibit 99.1

             ARIAD Reports Studies Profiling Potency and
    Activity of Its Molecularly Targeted Product for Blood Cancer


   CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 7, 2003--

Highlighted at UK Cancer Research International Conference

   ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced, for the first time, results of pre-clinical studies demonstrating the potency and activity of AP23464, its product candidate to treat life-threatening forms of blood cancer: AP23464 is over 10-fold more potent than imatinib (Gleevec(TM)), the leading product for chronic myeloid leukemia (CML), in blocking the activity of the key cancer-causing protein responsible for Gleevec's efficacy.
   Furthermore, unlike Gleevec, AP23464 is designed to block additional leukemia therapeutic targets that become increasingly important in patients who no longer respond to Gleevec - an outcome that occurs in approximately 75% of advanced-stage CML patients treated with Gleevec for two years. In spite of these limitations, sales of Gleevec are estimated to reach approximately $1 billion in 2003.
   Based on its targeting of oncogenic proteins, AP23464 may provide a compelling alternative to Gleevec - both for Gleevec-resistant patients and as primary therapy for certain forms of leukemia.
   "The success of Gleevec, described as a 'magic cancer bullet,' highlights the importance of selecting the right therapeutic targets for new cancer therapies. We are focused on development of our molecularly targeted drug for blood cancer to be ARIAD's next product candidate to enter clinical trials," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.
   The malignant transformation in bone marrow cells that leads to certain forms of leukemia is dependent on the activity the Abl protein. Dr. David Baltimore's research group discovered the cancer-causing properties of the Abl protein in the mid-1980's. Dr. Baltimore is one of ARIAD's founding scientific advisors. Recent clinical studies have found that genetic variants of Abl develop during Gleevec treatment. While Gleevec does not affect these variant proteins or the Src protein, an important cell-signaling partner of Abl, AP23464 is designed to block these proteins.
   The papers by Brunton, V., et al, "Src tyrosine kinase-dependent adhesion changes in a model of colon cancer metastasis," and Sawyer, T., et al, "Novel, picomolar potent, dual inhibitors of Src and Abl kinase: Drug development for cancer metastasis and leukemia therapy," are being presented this week at the UK Cancer Research International Cancer Conference (ICC). More information about the program is available at the ICC web site (http://www.beatson.gla.ac.uk/conf/).
   The history of the development of Gleevec is described by Daniel Vasella, the chief executive of Novartis, in his recently published book, Magic Cancer Bullet - How a Tiny Orange Pill Is Rewriting Medical History, New York, HarperCollins Publishers, 2003.
   ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
   Additional information about ARIAD can be found on the web at http://www.ariad.com.

   Gleevec(TM) is a trademark of Novartis AG.

   Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.



    CONTACT: ARIAD Pharmaceuticals
             Tom Pearson, 610/407-9260
             Kathy Lawton, 617/621-2345